Exhibit 14.1

Amended & Restated

Code of Business Conduct and Ethics

HSW International, Inc. (hereafter “HSWI”) is committed to the highest standards of business conduct and ethical behavior. This Amended and Restated Code of Business Conduct and Ethics (hereafter “Code”) strives to speak in the same language that is the hallmark of the online content that has become so helpful to our users.

Purpose of the Code

The purpose of this Code is to provide you guidance in recognizing and dealing with ethical and business conduct issues. It is not meant to cover every conceivable ethical or business conduct situation you might face at HSWI. Neither does it attempt to prevent you from ever encountering an ethical dilemma. It seeks to provide a mechanism to review potential problems, report unethical behavior and protect the people who provide information about possible violations.

Responsibility Lies with You (and Us)

Because this Code deals with both explicit rules as well as principles, you should carefully read its contents. You are responsible for ensuring that you meet both the letter and spirit of this Code. If you ever have a question about a situation, do not hesitate to contact HSWI’s Corporate Compliance Officer, Bradley Zimmer, at (404) 974-2710.

Watch This Space

While the core principles of ethical behavior and good business conduct remain the same, global business conditions change. This Code will seek to keep pace with those changes. As changes are made, HSWI will notify you of any updates. Therefore, you should periodically review this Code to keep up-to-date with changes and refresh your memory as to the expected standards of conduct and ethical behavior at HSWI.

Core Values

The following principles guide everything we do, including the drafting of this Code:

a.               We respect people and treat others how we ourselves want to be treated;

b.              We are honest in dealings with each other, our suppliers, customers and government authorities;

c.               We comply with all laws, rules and regulations in the countries in which we operate;

d.              We respect intellectual property, and keep proprietary information confidential;

e.               We avoid conflicts of interest and the appearance thereof;

f.                 We don’t accept gifts or considerations that might affect our business judgment;

g.              We promptly report violations of this Code; and

h.              Senior managers and directors of HSWI provide full, fair, timely and accurate financial and operational disclosure to outside stakeholders.

For specific guidance on areas where possible concerns may arise, please see below.

Obeying Laws

Every HSWI employee must obey both the letter and spirit of all of the laws and regulations in the countries in which we operate. While it is probably next to impossible for you to know and to understand every law that applies to your work at HSWI, it is a good idea for you to familiarize yourself with main regulations and laws that govern our business. If you don’t understand or have questions about a particular law, contact HSWI’s legal department.

If you believe you or someone you work with has violated any law or regulation HSWI is subject to, you should notify HSWI’s Corporate Compliance Officer.

Discrimination and Harassment

HSWI believes diversity is an asset and will not tolerate discrimination or harassment of any kind. HSWI strictly prohibits any kind of discrimination on the basis of race, color, veteran status, religion, disability, national origin, pregnancy status, ancestry, gender, sex, age, marital status, medical condition or any other characteristics protected by law. Sexual, verbal, physical or visual harassment is prohibited.

Health and Safety

HSWI wants a safe and healthy work environment. Everyone at HSWI has a responsibility to maintain this by using common sense and reporting accidents, injuries, unsafe equipment, practices or conditions.

You should report to work prepared to do your job. Drug and alcohol use during working hours will not be tolerated.

Conflicts of Interest

You must avoid any situation where you might have (or appear to have) a conflict of interest. A conflict of interest occurs when your private interests influence or appear to influence the interests of HSWI or when, because of your role within HSWI, you, your friends, or your family benefit. Here are a few examples of conflicts of interest:

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a.               Accepting part-time employment at a competitor or a business that seeks to do business with HSWI;

b.              Giving an HSWI contract to a business you, your family or your friend owns (unless that ownership represents less than 1% of the business that receives the contract);

c.               Receiving a loan from HSWI for non-work related expenses; and

d.              Using non-public information for personal gain.

HSWI is the publicly-traded, international affiliate of privately-owned, HowStuffWorks, Inc. To guard against conflicts of interest between these two parties, all transactions are reviewed, approved and subsequently monitored by the Audit Committee to ensure they occur on fair and reasonable terms.

Receiving Gifts

The appropriate purpose of a gift or entertainment between business partners is to create sound working relationships and foster goodwill. Inexpensive token gifts, meals, entertainment or invitations to events like a concert or sporting event are acceptable, provided that they do not create the appearance of impropriety. Further, in some regions in which we operate, giving modest gifts is a normal part of establishing relationships with business partners. Valuable or extravagant gifts may influence your work at HSWI or the judgment of a representative of a party HSWI transacts its business with, should not be exchanged.

Fraud

HSWI prohibits all fraud by its directors, employees and agents. The term “fraud” as used in this Code includes such things as any:

a.               Dishonest act;

b.              Embezzlement;

c.               Forgery or alteration of negotiable instruments such as HSWI checks and drafts;

d.              Misappropriation of HSWI, employee, customer, partner, or supplier assets;

e.               Conversion to personal use of cash, securities, supplies or any other HSWI asset;

f.                 Unauthorized handling or reporting of HSWI transactions; and

g.              Falsification of HSWI records or financial statements for personal gain or any other reason.

The above list is not all-inclusive but intended to be representative of situations involving fraud.

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Insider Trading

As an employee or director of HSWI, a publicly-traded company, you may at times come into possession of non-public information. Using this information to benefit you, your family or friends violates this Code and is illegal. This includes buying or selling HSWI’s securities, or other companies for which you possess this type of information about, or giving this “insider information” to other people who might use it to buy or sell securities. In general, it is likely that, at many levels of HSWI, employees will have non-public information. As a rule of thumb, you should not discuss operational details of our business with those outside the firm.

Accounting and Corporate Records and Reporting

HSWI is required to keep books and records that accurately and fairly present its financial condition and results of operations. We will adhere to all applicable rules and regulations, as promulgated by accounting and governmental organizations with jurisdiction over HSWI financial and reporting matters. It is also our policy to work constructively and openly with our external auditors and to make full, timely, fair, easy-to-understand and accurate disclosure, as required by law and government authorities.  HSWI’s Accounting and Corporate Records and Reporting Policy is attached hereto as Appendix A.

The Chief Executive Officer and financial officers of HSWI, including the Chief Financial Officer, Controller and other employees with similar responsibilities, are responsible for safeguarding the integrity and accuracy of HSWI’s financial data.  The Code of Ethics for the Chief Executive Officer and Financial Officers is attached hereto as Appendix B.

Reporting, Enforcement and “No Retaliation”

If you know or suspect a violation of laws or this Code, you should immediately report that information to HSWI’s Corporate Compliance Officer. Or, if you would prefer, you may use our whistleblower hotline at (404) 926-0618. If you would prefer to remain anonymous, this is the best method.

HSWI will not tolerate retaliation. Specifically, no director, employee or agent of HSWI may intentionally retaliate against any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense. Furthermore, HSWI will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any person because of any lawful act done to provide information or otherwise assist in an investigation of corporate fraud, violation of federal securities rules, or otherwise.

An explanation on how this Code will be administered is attached hereto as Appendix C.

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No Rights Created

This Code is a statement of the principles, policies and procedures that HSWI will strive to conduct its business under. It is not intended to and cannot create any rights for any employee, customer, shareholder, user, supplier, competitor or any other person or entity.

Effective Date

This Code was adopted by our Board of Directors on April 14, 2008.

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APPENDIX A

Accounting and Corporate Records and Reporting Policy

HSWI’s business transactions will be fully and accurately recorded in its financial statements and corporate records.  HSWI will maintain a system of internal accounting and disclosure controls and procedures to ensure the reliability and adequacy of its books and records, the proper recording of all financial transactions, and the accurate and timely reporting of material events and transactions.  To that end:

1.                                       The only transactions to be entered into by HSWI are those which are executed in accordance with management’s specific authorization or established, formalized policies and procedures.

2.                                       No transaction will be recorded in the accounts of HSWI unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee.  Such approval requires the determination that the transaction (i) has been authorized in accordance with this policy and (ii) is supported by documentary evidence to verify the validity of the transaction.

3.                                       All transactions entered into by HWSI will be recorded in the accounts of HSWI in accordance with normal, standard procedures.  Each entry will be coded into an account which accurately and fairly reflects the true nature of the transaction.

4.                                       All transactions that have been accounted for in accordance with this policy will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting.  Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by HSWI and to permit proper accountability for HSWI’s assets.

5.                                       The implementation and maintenance of internal accounting and disclosure controls, procedures and HSWI’s financial records that are adequate in all respects to satisfy the requirements of this policy will be the primary responsibility of the Chief Financial Officer with oversight by the Audit Committee.

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APPENDIX B

Code of Ethics for Chief Executive Officer and Financial Officers

HSWI’s Chief Executive Officer and financial officers, including the Chief Financial Officer, Controller and other employees performing similar functions, due to their important and elevated role in HSWI’s corporate governance, must comply with the following standards of conduct:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

•                  Create and provide full, fair, accurate timely and understandable disclosure in reports and documents HSWI files with or submits to the Securities and Exchange Commission and in other public communications made by HSWI.

•                  Comply with applicable governmental laws, rules and regulations including private and public regulatory agencies.

•                  Comply with applicable accounting rules and pronouncements.

•                  Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of their work may not be used for personal advantage.

•                  Use responsibly and as authorized all assets and resources employed or entrusted to them.

Actual or suspected violations of the Code of Ethics for the Chief Executive Officer and Financial Officers must be reported directly to the Chairman of HSWI’s Audit Committee.

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APPENDIX C

Administration of the Code of Business Conduct and Ethics

HSWI’s Code of Business Conduct and Ethics is administered as follows:

1.                                       Responsibility for Administration; Corporate Compliance Officer

The Governance and Nominating Committee of HSWI’s Board of Directors (the “Governance Committee”) is ultimately responsible for the administration of the Code of Business Conduct and Ethics.  The Governance Committee has delegated responsibility for the practical, day-to-day administration of the Code to an individual referred to herein as the “Corporate Compliance Officer”.  Working with senior management, the Corporate Compliance Officer will establish reasonable procedures in order to discharge his or her responsibility. Such procedures will provide for obtaining advice of outside legal counsel where appropriate. In discharging his or her responsibilities, the Corporate Compliance Officer may also delegate responsibilities to committees, officers or other employees and may engage agents and advisors, as appropriate, to discharge his or her responsibilities.

2.                                       Periodic Review of Code of Business Conduct

The Corporate Compliance Officer will periodically, but not less frequently than every two years, review the Code, and when necessary or desirable, make recommendations to the Governance Committee to ensure (a) its continued conformance to applicable law, (b) that it meets or exceeds industry standards, and (c) that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

3.                                       Communication of Policies

To ensure the continued dissemination and communication of the Code, the Corporate Compliance Officer will take reasonable steps to effectively communicate the standards and procedures included in the Code to HSWI directors, employees and agents.  At a minimum, each director, employee and agent of HSWI will be given a copy of the Code upon his or her election, appointment or hiring, and be asked to acknowledge in writing his or her receipt, review and understanding of the Code.

HSWI Directors, employees and agents are encouraged to submit questions, concerns and suggestions regarding the Code to the Corporate Compliance Officer in order to make it more clear, comprehensive and useful.

The Code will be available to the public upon request and will be posted on HSWI’s website.

4.                                       Monitoring and Auditing

The Corporate Compliance Officer will take reasonable steps to monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to detect violations of the Code.  To that end:

a.             The information developed by HSWI’s independent accountants in performing their engagement by HSWI and by its internal auditors in the performance of their assigned responsibilities will be made available to the Corporate Compliance Officer to monitor and audit compliance with the Code.

b.             The results of periodic risk management, health, safety, and regulatory compliance audits of HSWI’s operations and facilities will be made available to the Corporate Compliance Officer to monitor and audit compliance with the Code.

5.                                       Internal Reports

The Corporate Compliance Officer will report to the Governance Committee at least once each year regarding the general effectiveness of the Code. The principal risk management, health, safety, and regulatory compliance officers will each issue a report to the Corporate Compliance Officer at least once each year regarding the risk management, health, safety, and regulatory compliance performance of HSWI as it relates to the Code.

6.                                       Communication and Reporting System

The Corporate Compliance Officer will work with senior management to establish a communication and reporting system that will encourage and allow directors, employees and agents to raise questions, concerns or comments regarding the Code and to report any suspected violations of the Code.  The communication and reporting system will provide a mechanism for directors and employees to submit information or questions on a confidential basis and allow HSWI directors and employees to deal objectively with the reported matters. The existence and nature of the communication and reporting system will be communicated to all directors and employees and, to the extent appropriate, to agents of HSWI. It will be a violation of this Code to intimidate or impose any form of retribution on any employee or agent who utilizes such communication and reporting system in good faith to report suspected violations (except that appropriate action may be taken against such employee or agent if such individual is one of the wrongdoers).

7.                                       Investigation of Violations

If HSWI receives information regarding an alleged violation of the Code, the Corporate Compliance Officer or the Audit Committee, as appropriate, will work in conjunction with senior management, as appropriate, to:

a.                                       evaluate such information as to severity and credibility;

b.                                      initiate an informal inquiry or a formal investigation with respect thereto;

c.                                       prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

d.                                      make the results of such inquiry or investigation available to the Governance Committee or Audit Committee, as appropriate, for action (including disciplinary action) if warranted by the severity of the violation; and

e.                                       recommend changes in the Code necessary or desirable to prevent further similar violations.

HSWI may, as appropriate, disclose the results of investigations to law enforcement or regulatory agencies.

8.                                       Disciplinary Actions

HSWI will consistently enforce the Code with appropriate discipline.  The Corporate Compliance Officer or Audit Committee, as appropriate, will determine with senior management (as set forth in Section 7 above) whether violations of the Code have occurred and, if so, will make a recommendation as to whether any disciplinary measures should be taken against any director, employee or agent of HSWI who has violated the Code. Disciplinary measures might include counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, and termination of service or employment.

Persons subject to disciplinary measure may include, in addition to the violator, others involved in the wrongdoing, such as (a) persons who fail to use reasonable care to detect a violation, (b) persons who if requested to divulge information withhold material information regarding a violation, and (c) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

9.                                       Waivers

The Corporate Compliance Officer, in consultation with senior management , or the Governance Committee may grant a waiver of any provision of this Code, with the exception that:

a.                                       waivers of the Code of Ethics for the Chief Executive Officer and financial officers and waivers of any conflict of interest can be waived only by the Audit Committee who shall report each waiver to the Governance Committee; and

b.                                      waiver of this Code for directors and executive officers can be waived only by the Board of Directors.

A request for waiver must be submitted in writing and provide sufficient details to allow an informed decision to be made.  Any waiver, if granted, must be recorded in the minutes of the body granting the waiver.

The Corporate Compliance Officer, in consultation with senior management, will review the status of all waivers on at least an annual basis to determine compliance with the terms of the waiver and the advisability of continuing the waiver.

Any waiver granted to an executive officer or director of HSWI must be publicly disclosed promptly if and in the manner required by law.

10.                                 Employment at Will

This Code will not be construed or interpreted as creating an implied contract with any employee that he or she may be discharged only for cause.  Employment with HSWI is voluntarily entered into, and the employee is free to resign at will at any time, for any or no reason, with or without notice.  Similarly, HSWI may terminate the employment relationship at will at any time, for any or no reason, with or without notice, so long as there is no violation of applicable federal, state or local law.

11.                                 Amendment

This Code of Business Conduct may be amended only by the Governance Committee or the Board of Directors.  Any amendment must be publicly disclosed promptly if and in the manner required by law.